IDENTIVE GROUP ANNOUNCES PROMOTION OF MANFRED MUELLER TO COO, IDENTIFICATION PRODUCTS

SANTA ANA, Calif. and ISMANING, Germany, February 20, 2012 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the identification, security and RFID industries, today announced that effective April 1, 2012, Dr. Manfred Mueller will assume the position of Executive Vice-President and COO, Identification Products, with operational responsibility for Identive’s global product business, which comprises approximately 45 percent of the Company’s revenue. Identive’s Identification Products are used in the government, enterprise, and consumer markets for a number of identity-based and related applications, including cyber and physical access, eHealth, eGovernment, citizen ID, mobile payments, loyalty schemes, transportation and event ticketing.

Mueller currently serves as Executive Vice-President and Managing Director of Identive’s ID Infrastructure division (formerly SCM Microsystems), which develops and sells contact, contactless and mobile smart card readers and terminals and development products. In his new role, Mueller will have responsibility both for ID Infrastructure and the Company’s Transponder product lines consisting of radio frequency identification (RFID) inlays and smart tags, as well as NFC tags, labels and cards.

“Manfred‘s leadership of our ID Infrastructure division over the past two years has resulted in the successful turnaround of this business, with innovative new product releases, strong sales growth in Asia/Pacific and Europe, improved margins and the division’s move towards profitability,” said Ayman S. Ashour, chairman and CEO of Identive Group. “Bringing our fast-growing Transponder business together with ID Infrastructure under Manfred’s leadership will allow us to leverage the global structure of our reader operations and to align our RFID and reader offerings to address common market opportunities, in particular NFC and converged physical and logical access.”

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As COO for Identification Products, Mueller will work to drive the sales growth of the Company’s NFC tags and readers, which enable the market’s increasing array of NFC-enabled phones to perform transactions, download information or launch applications. He will also oversee the Company’s recently announced initiatives to build on its strong base of network access and Software as a Service (SaaS) technologies to address the rapidly growing market for converged access products.

“RFID and reader technologies are at the very heart of electronic ID applications and Identive’s market-leading products provide our partners and OEMs with important building blocks for the identity ecosystem. I am excited to take on this next challenge in my career and look forward to further expanding Identive’s role in the identity markets,”

said Mueller.

Over the past eleven years, Dr. Manfred Mueller has served in a variety of management roles at Identive, with a primary focus on sales, marketing and operations for the Company’s ID Infrastructure division. He holds a Master's degree and a PhD in Chemistry from Regensburg University in Germany and an MBA from the Heriot Watt

University in Edinburgh, Scotland.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, NFC and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education, healthcare and transportation sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. For additional info visit: www.identive-group.com.

Contacts:
Darby Dye	Lennart Streibel
+1 949 553-4251	+49 89 9595 5195
ddye@identive-group.com	lstreibel@identive-group.com